UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934
January 28, 2002
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(Date of earliest event reported)


LABORATORY CORPORATION OF AMERICA HOLDINGS
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(Exact name of registrant as specified in its charter)


   DELAWARE                1-11353             13-3757370
 --------------          -----------         --------------
(State or other         (Commission          (IRS Employer
jurisdiction of         File Number)         Identification
incorporation)                                   Number)


358 SOUTH MAIN STREET, BURLINGTON, NORTH CAROLINA 27215
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(Address of principal executive offices)

336-229-1127
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(Registrant's telephone number, including area code)




ITEM 9. Regulation FD Disclosure.

   Laboratory Corporation of America -Registered Trademark-Holdings (LabCorp -Registered Trademark-)(NYSE:LH) announced that Thomas P. Mac Mahon, chairman and chief executive officer, is scheduled to speak at the US Bancorp Piper Jaffray Healthcare Conference in New York City on Tuesday, January 29 at 8:30 a.m. Eastern Time. The presentation will be webcast live, with a rebroadcast available for a period of 30 days, and may be heard online at www.labcorp.com.

At the conference, Mr. Mac Mahon will reiterate Company guidance for 2001 and 2002, as filed in an 8-K on October 22, 2001. Mr. Mac Mahon will state, "For 2001, we expect revenue growth of 13.5 percent, EBITDA margins of approximately 21 percent of sales and EPS growth of approximately 55 percent compared to 2000. For 2002, we expect to increase overall revenues by approximately 12 percent compared to 2001 and we expect EPS growth, of approximately 33 percent compared to 2001, before applying the new accounting rules regarding goodwill effective January 1, 2002. After applying the new accounting rules, we expect the non-amortization of goodwill to have an impact of approximately $26 million in 2002, resulting in an increase to EPS of approximately $0.36."

LabCorp also announced that its fourth quarter and full year
2001 results are scheduled for release after the close of the stock market on February 13, 2002. A live broadcast of LabCorp's fourth quarter and full year results conference call on February 14, 2002 will be available online at www.labcorp.com or at www.streetevents.com beginning at 9:00 a.m. Eastern Time, with an online rebroadcast continuing through April 15, 2002. The live call at 9:00 a.m. is also available in a listen-only mode by dialing 212-346-6380. A telephone replay of the call will be available through February 21, 2002 and can be heard by dialing 800-633-8284 (858-812-6440 for international callers). The access code for the replay is 202-73-030.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2000 and subsequent SEC filings.




SIGNATURES

Pursuant to the requirements of the Securities and Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

          LABORATORY CORPORATION OF AMERICA HOLDINGS
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                        (Registrant)

               By:/s/ BRADFORD T. SMITH
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                      Bradford T. Smith
                      Executive Vice President
                      and Secretary



Date: January 28, 2002